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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NeighborCare, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-101004) and Form S-8 (No. 333-111068) of NeighborCare, Inc. of our report dated November 18, 2004, with respect to the consolidated balance sheets of NeighborCare, Inc. and subsidiaries as of September 30, 2004 and 2003, the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2004, and the related financial statement schedule, which report appears in the September 30, 2004 annual report on Form 10-K of NeighborCare, Inc.

/s/  KPMG LLP

Baltimore, Maryland
December 9, 2004

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Consent of Independent Registered Public Accounting Firm